Exhibit 99.2

BPZ Energy Announces Exercise of Option to Purchase

Additional $18.8 Million of 8.50% Convertible Senior Notes 2017 and

Repayment of Secured Bank Debt Facility

HOUSTON, TX – Sept. 30, 2013 – BPZ Resources, Inc., (NYSE: BPZ) (BVL: BPZ), today announced that Raymond James & Associates, Inc., as underwriter of the Company’s previously reported offering of $125 million of its 8.50% Convertible Senior Notes due 2017 (the "Notes"), has exercised in full its option to purchase an additional $18.8 million aggregate principal amount of the Notes. In addition, the International Finance Corporation (IFC) holds the right to participate in the offering for up to 45 days after being notified of the terms of the offering, which, if exercised would increase the size of the offering.

Net proceeds from the sale of the Notes as a result of the option exercise, after deducting the discounts and offering expenses, were approximately $16.3 million. The Company closed the offering of these Notes under the underwriter’s option on September 30, 2013. Expected use of proceeds includes general corporate purposes, including to fund its exploration and production efforts or other projects or to reduce or refinance its outstanding debt.

The Company also announced that it had repaid the remaining $36 million principal balance on its $40 million secured bank facility with Credit Suisse.

Interest on the Notes will be paid semi-annually on April 1 and October 1 of each year. The Notes will be convertible by holders under certain circumstances and during certain periods into shares of the Company’s common stock at an initial conversion rate of 249.5866 shares of common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $4.01 per share of common stock, subject to adjustment. Upon conversion, holders will receive, at the Company’s discretion, cash, shares of the Company’s stock, or a combination thereof.

Raymond James & Associates, Inc. acted as sole book-running manager of this offering. The 2017 Notes offering is being made only by means of a prospectus, forming a part of the Company’s effective shelf registration statement, related prospectus supplement and other related documents. You may obtain these documents at no cost by visiting EDGAR on the U.S. Securities and Exchange Commission website at www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying prospectus relating to this offering may be obtained from Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716, Attention: Equity Syndicate (telephone: 800-248-8863 or email at the following address: prospectus@RaymondJames.com).

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

BPZ ENERGY

Houston-based BPZ Energy, which trades as BPZ Resources, Inc. under ticker symbol BPZ on the New York Stock Exchange and the Bolsa de Valores in Lima, is an independent oil and gas exploration and production company which has license contracts covering approximately 2.0 million net acres in offshore and onshore Peru. The Company holds a 51% interest in offshore Block Z-1, which it is developing in partnership with Pacific Rubiales Energy Corp. BPZ Energy also holds 100% working interests in three onshore blocks in Peru. Please visit the Company's website at http://www.bpzenergy.com for more information.

FORWARD LOOKING STATEMENT

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “anticipates,” “intends,” “will,” “expects,” and other similar expressions. These forward-looking statements involve risks and uncertainties.

Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include the anticipated use of the proceeds from the offering, the success of our project financing efforts, accuracy of well test results, results of seismic testing, well refurbishment efforts, successful production of indicated reserves, receipt of all required permits, the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

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Investor and Media Contact:

A. Pierre Dubois

Investor Relations & Corporate Communications

BPZ Energy

(281) 752-1240

pierre_dubois@bpzenergy.com